ATLAS FINANCIAL HOLDINGS ANNOUNCES SIGNING OF NON-BINDING LETTER OF INTENT
TO PURCHASE ALL OUTSTANDING PREFERRED SHARES

Chicago, Illinois – July 7, 2013 – Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced that it entered into a non-binding letter of intent to purchase all outstanding Atlas preferred shares that are eligible for redemption, for 90% of liquidation value, or $16.2 million.

This transaction is to be structured as follows:
• Upon execution of definitive agreements, Atlas will pay $7.5 million in cash.
• Additional cash from the exercise of outstanding Atlas warrants will also be paid to the current holders of Atlas’ preferred stock eligible for redemption. The exercise of all outstanding warrants, which expire on December 31, 2013, would generate CAN$7,541,030 in connection with the issuance of 1,256,843 shares of Atlas common stock.
• Any remaining unpaid portion of the $16.2 million purchase price will be owed by January 13, 2014, other than an amount up to $1 million, which will be owed by April 30, 2014. To the extent there is a balance owing, an annual interest rate of 4.5% will apply to such a balance through the final payment date. The parties will not be legally bound to this transaction until definitive agreements are executed.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency paratransit, limousine/livery and business auto. The business of Atlas is carried on through its insurance subsidiaries American Country Insurance Company, American Service Insurance Company, Inc. and Gateway Insurance Company. Atlas' insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

Terry Downs, Associate
212-836-9615
tdowns@equityny.com